Exhibit 10.138

PURCHASE AND SALE CONTRACT

AMONG

ASPEN POINT, L.P.,

a Delaware limited partnership

CCP IV ASSOCIATES, LTD.,

a Texas limited partnership

MOUNTAIN RUN, L.P.,

a Delaware limited partnership

AS SELLERS
AND

HAMILTON ZANZE & COMPANY,

a placeStateCalifornia corporation

AS PURCHASER

Table of Contents

                                                                                                                                                                                        Page

ARTICLE I DEFINED TERMS	1
ARTICLE II PURCHASE AND SALE, PURCHASE PRICE & DEPOSIT	1

2.1	Purchase and Sale	1
2.2	Purchase Price and Deposit	1
2.3	Escrow Provisions Regarding Deposit	2

ARTICLE III FEASIBILITY PERIOD	4

3.1	Feasibility Period	4
3.2	Expiration of Feasibility Period	4
3.3	Conduct of Investigation	4
3.4	Purchaser Indemnification	4
3.5	Property Materials	5
3.6	Property Contracts	6

ARTICLE IV TITLE	7

4.1	Title Documents	7
4.2	Survey	7
4.3	Objection and Response Process	7
4.4	Permitted Exceptions	8
4.5	Existing Deed of Trust	8
4.6	Subsequently Disclosed Exceptions	8
4.7	[Intentionally left blank]	9
4.8	Purchaser Financing	9
4.9	Housing Assistance Program Vouchers	9

ARTICLE V CLOSING	10

5.1	Closing Date	10
5.2	Seller Closing Deliveries	10
5.3	Purchaser Closing Deliveries	11
5.4	Closing Prorations and Adjustments	12
5.5	Post Closing Adjustments	15

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF SELLER AND

PURCHASER	15

6.1	Seller’s Representations	15
6.2	AS-IS	16
6.3	Survival of Seller’s Knowledge	17
6.4	Definition of Seller’s Knowledge	18
6.5	Representations and Warranties of Purchaser	18
6.6	Definition of Purchaser’s Knowledge	19

ARTICLE VII OPERATION OF THE PROPERTIES	19

7.1	Leases and Property Contracts	19
7.2	General Operation of the Property	20

7.3 Liens	20
ARTICLE VIII CONDITIONS	20
8.1 Purchaser's Conditions to Closing	20
8.2 Sellers' Conditions to Closing	21
ARTICLE IX BROKERAGE	22
9.1 Indemnity	22
9.2 Broker Commission	22
ARTICLE X DEFAULTS AND REMEDIES	23
10.1 Purchaser Default	23
10.2 Seller Default	23
ARTICLE XI RISK OF LOSS OR CASUALTY	24
11.1 Major Damage	24
11.2 Minor Damage	25
11.3 Repairs	25
ARTICLE XII EMINENT DOMAIN	25
12.1 Eminent Domain	25
ARTICLE XIII MISCELLANEOUS	26

13.1	Binding Effect of Contract	26
13.2	Exhibits and Schedules	26
13.3	Assignability	26
13.4	Captions	26
13.5	Number and Gender of Words	26
13.6	Notices	27
13.7	Governing Law and Venue	29
13.8	Entire Agreement	29
13.9	Amendments	29
13.10	Severability	29
13.11	Multiple Counterparts/Facsimile Signatures	29
13.12	Construction	30
13.13	Confidentiality	30
13.14	Time of the Essence	30
13.15	Waiver33	30
13.16	Attorneys' Fees	30
13.17	Time Zone/Time Periods	30
13.18	1031 Exchange	31
13.19	No Personal Liability of Officers, Trustees or Directors
	of Seller’s Partners	31
13.20	[Intentionally left blank]	31
13.21	placeCityADA Disclosure	31
13.22	No Recording	31
13.23	Relationship of Parties	32
13.24	Dispute Resolution	32
13.25	AIMCO Marks	32
13.26	Non-Solicitation of Employees	32
13.27	Survival	32
13.28	Multiple Purchasers	33
13.29	Sellers' Several Obligations	33
13.30	Obligation to Closer on all Properties	33

ARTICLE XIV LEAD-BASED PAINT DISCLOSURE	33

14.1	Disclosure	33
14.2	Consent Agreement - Pre-1978 Not Certified	33
14.3	Consent Agreement - - Pre-1978 Certified	34
14.4	Consent Agreement - Pre-1978-LBP	34

Exhibits A-1 to A-4 - Legal Description of Communities                                                                                                         A-1

Exhibit B - Form of Limited Warranty Deed                                                                                                                            B-1

Exhibit C - Form of Bill of Sale                                                                                                                                               C-1

Exhibit D - General Assignment and Assumption                                                                                                                     D-1

Exhibit E - Assignment and Assumption of Leases and Security Deposits                                                                                 E-1

Exhibit F - Notice to Vendor Regarding Termination of Contract                                                                                             F-1

Exhibit G - Tenant Notification                                                                                                                                                G-1

Exhibit H - Lead-Based Paint Disclosure                                                                                                                                 H-1

Schedule 1 - Defined Terms                                                                                                                                          Schedule 1

Schedule 1.22 - List of Excluded Fixtures and Tangible Personal Property                                                                Schedule 1.22

Schedule 3.5 - List of Materials                                                                                                                                 Schedule 3.5

Schedule A - Seller Information Schedule                                                                                                                 Schedule A-1

PURCHASE AND SALE CONTRACT

THIS PURCHASE AND SALE CONTRACT (this "Contract") is entered into as of the 2nd day of April, 2008 (the "Effective Date"), by the selling parties identified on Schedule A (the "Seller Information Schedule") having an address at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237 (individually a "Seller" and collectively "Sellers"), and HAMILTON ZANZE & COMPANY, a California corporation, having a principal address at c/o Kurt Houtkooper, 37 Graham Street, Suite 200B, San Francisco, California 94129 ("Purchaser").

NOW, THEREFORE, in consideration of mutual covenants set forth herein, Sellers and Purchaser hereby agree as follows:

RECITALS

A.

Each Seller owns the real estate commonly known as and identified by the "Community Name" listed on the Seller Information Schedule and as more particularly described in Exhibits A-1 to A-4 attached hereto and made a part hereof, and the improvements thereon.

B.

Purchaser desires to purchase, and each Seller desires to sell, the land, improvements and certain associated property described in this Contract on the terms and conditions set forth below.

ARTICLE I
DEFINED TERMS

Unless otherwise defined herein, any term with its initial letter capitalized in this Contract shall have the meaning set forth in this Schedule 1 attached hereto and made a part hereof.

ARTICLE II

PURCHASE AND placeCitySALE, PURCHASE PRICE & DEPOSIT

2.1. Purchase and CityplaceSale. Each Seller agrees to sell and convey its Property listed on the Seller Information Schedule to Purchaser and Purchaser agrees to purchase such Property from each Seller, all in accordance with the terms and conditions set forth in this Contract.

2.2. Purchase Price and Deposit. The purchase price for each Property is set forth in the Seller Information Schedule (the "Purchase Price"). The Purchase Price for each Property shall be payable by Purchaser as follows:

2.2.1. Within 2 Business Days following the Effective Date, Purchaser shall deliver to Fidelity National Title Insurance Company, 8450 East Crescent Parkway, Suite 410, Greenwood Village, Colorado 80111, Attention: Valena L. Bloomquist, Telephone: (303) 244-9818; Fax: (720) 489 7593 ("Escrow Agent" or "Title Insurer") an initial deposit (the "Initial Deposit") of $250,000 by wire transfer of immediately available funds ("Good Funds"), of which $150,000.00 shall become non-refundable on April 14, 2008 except with respect to termination of this Contract during the Feasibility Period by Purchaser as the result of any title, survey or environmental matter which materially and adversely affects the operation of any of the Properties as apartment complexes, as determined by Seller's Representative in its reasonable discretion. The Initial Deposit shall be allocated among the Sellers of the Properties pursuant to the Applicable Share attributable to each of their respective Properties.

2.2.2. Within 1 Business Day after the day that the Feasibility Period expires, Purchaser shall deliver to Escrow Agent an additional deposit (the "Additional Deposit") of $250,000 by wire by transfer of Good Funds. The Additional Deposit shall be allocated among the Sellers of the Properties pursuant to the Applicable Share attributable to each of their respective Properties.

2.2.3. [Intentionally left blank].

2.2.4. The balance of the Purchase Price for each Property shall be paid to and received by Escrow Agent by wire transfer of Good Funds no later than 10:00 a.m. on the Closing Date.

2.2.5. The allocations of Purchase Prices for the Properties set forth on the Seller Information Schedule have been established by Purchaser, and Seller has not, in any way, influenced such allocations among the Properties.

2.2.6. Any and all provisions of this Contract which provide that the Deposit shall be nonrefundable are subject to the other provisions of this Contract which set forth limited circumstances under which the Deposit may become refundable which are the following: (i) Section 2.2.1 (which provides that the entire Initial Deposit is refundable if the Contract is terminated during the Feasibility Period as a result of a material title, survey or environmental matter; (ii) Section 8.1 (which grants Purchaser the right to terminate this Contract in the event that a condition precedent to Purchaser's obligation to close is not satisfied and to obtain a refund its Applicable Share of the Deposit); (iii) Section 10.2 (which grants Purchaser the right to terminate this Contract on account of a default by Seller and recover its Applicable Share of the Deposit); (iv) Section 11.1 (which grants Purchaser the right to terminate this Contract as a result of Major Damage and recover its Applicable Share of the Deposit); and (v) Section 12.1 (which grants Purchaser the right to terminate this Contract as a result of the exercise of a right of eminent domain and recover its Applicable Share of the Deposit).

2.3. Escrow Provisions Regarding Deposit.

2.3.1. Escrow Agent shall hold the Deposit and make delivery of the Deposit to the party entitled thereto under the terms of this Contract. Escrow Agent shall invest the Deposit in such short-term, high-grade securities, interest-bearing bank accounts, money market funds or accounts, bank certificates of deposit or bank repurchase contracts as Escrow Agent, in its discretion, deems suitable, and all interest and income thereon shall become part of the Deposit and shall be remitted to the party entitled to the Deposit pursuant to this Contract.

2.3.2. Escrow Agent shall hold the Deposit until the earlier occurrence of (i) the Closing Date, at which time the Deposit shall be applied against the Purchase Price for each Property according to its Applicable Share, or released to Sellers pursuant to Section 10.1, or (ii) the date on which Escrow Agent shall be authorized to disburse the Deposit as set forth in

Section 2.3.3. The tax identification numbers of the parties shall be furnished to Escrow Agent upon request.

2.3.3. If prior to the Closing Date, Purchaser or Sellers' Representative makes a written demand upon Escrow Agent for payment of the Deposit, Escrow Agent shall give written notice to the other parties of such demand. If Escrow Agent does not receive a written objection from another party to the proposed payment within 5 Business Days after the giving of such notice, Escrow Agent is hereby authorized to make such payment. If Escrow Agent does receive such written objection within such 5 Business Day period, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions from the parties to this Contract or a final judgment or arbitrator's decision. However, Escrow Agent shall have the right at any time to deliver the Deposit and interest thereon, if any, with a court of competent jurisdiction in the state in which a Property is located. Escrow Agent shall give written notice of such deposit to Sellers' Representative and Purchaser. Upon such deposit, Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder. Sellers hereby appoint Sellers' Representative to give and receive notices to Escrow Agent regarding the Deposit. Any return of the Deposit to Purchaser provided for in this Contract shall be subject to Purchaser's obligations set forth in Section 3.5.2.

2.3.4. The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, and that Escrow Agent shall not be deemed to be the agent of any of the parties for any act or omission on its part unless taken or suffered in bad faith in willful disregard of this Contract or involving gross negligence. Sellers and Purchaser jointly and severally shall indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorney's fees, incurred in connection with the performance of Escrow Agent's duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Agent in bad faith, in willful disregard of this Contract or involving gross negligence on the part of the Escrow Agent.

2.3.5. The parties shall deliver to Escrow Agent an executed copy of this Contract, which shall constitute the sole instructions to Escrow Agent. Escrow Agent shall execute the signature page for Escrow Agent attached hereto solely with respect to the provisions of this Section 2.3.

2.3.6. Escrow Agent, as the person responsible for closing the transaction within the meaning of Section 6045(e)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), shall file all necessary information, reports, returns, and statements regarding the transaction required by the Code including, but not limited to, the tax reports required pursuant to Section 6045 of the Code. Further, Escrow Agent agrees to indemnify and hold Purchaser, Sellers, and their respective attorneys and brokers harmless from and against any Losses resulting from Escrow Agent's failure to file the reports Escrow Agent is required to file pursuant to this section.

ARTICLE III FEASIBILITY PERIOD

 3.1. Feasibility Period. The Feasibility Period begins on the Effective Date and continues to and including the date which is 45 days after the Effective Date (the "Feasibility Period"). Subject to the terms of Section 3.3 and 3.4 and the rights of Tenants under the Leases, Purchaser, and its agents, contractors, engineers, surveyors, attorneys, and employees (collectively, "Consultants") shall, at no cost or expense to any Seller, have the right from and after the Effective Date to enter onto the Properties to conduct and make any and all customary studies, tests, examinations, inquiries, inspections and investigations of or concerning the Properties, review the Materials and otherwise confirm any and all matters which Purchaser may reasonably desire to confirm with respect to the Properties and Purchaser's intended use thereof (collectively, the "Inspections").

 3.2. Expiration of Feasibility Period. If any of the matters in Section 3.1 or any other title or survey matters are unsatisfactory to Purchaser for any reason, or for no reason whatsoever, in Purchaser's sole and absolute discretion, then Purchaser shall have the right to terminate this Contract in its entirety with respect to all Properties (but not in part with respect to less than all Properties) by giving written notice to that effect to Sellers' Representative and Escrow Agent no later than 5:00 p.m. on or before the date of expiration of the Feasibility Period. If Purchaser provides such notice, this Contract shall terminate and be of no further force and effect subject to and except for the Survival Provisions, and Escrow Agent shall pay the Initial Deposit, in whole or in part, to Purchaser in accordance with the terms and conditions of Section 2.2.3, and, to the extent that Sellers shall be entitled to any portion of the Initial Deposit pursuant to such Section 2.2.3, pay such remaining portion to Sellers. If Purchaser fails to provide Sellers' Representative with written notice of termination prior to the expiration of the Feasibility Period, Purchaser's right to terminate under this Section 3.2 shall be permanently waived and this Contract shall remain in full force and effect, the Deposit shall be non-refundable, and Purchaser's obligation to purchase the Properties shall be conditional only as provided in Section 8.1.

 3.3. Conduct of Investigation. Purchaser shall not permit any mechanics' or materialmens' liens or any other liens to attach to any Property by reason of the performance of any work or the purchase of any materials by Purchaser or any other party in connection with any Inspections conducted by or for Purchaser. Purchaser shall give reasonable advance notice to the applicable Seller prior to any entry onto its Property and shall permit such Seller to have a representative present during all Inspections conducted at its Property. Purchaser shall take all reasonable actions and implement all protections necessary to ensure that all actions taken in connection with the Inspections, and all equipment, materials and substances generated, used or brought onto each Property pose no material threat to the safety of persons, property or the environment.

3.4.

Purchaser Indemnification.

3.4.1. Purchaser shall indemnify, hold harmless and, if requested by a Seller (in such Seller's sole discretion), defend (with counsel approved by such Seller) such Seller, together with such Seller's affiliates, parent and subsidiary entities, successors, assigns, partners, managers, members, employees, officers, directors, trustees, shareholders, counsel, representatives, agents, Property Manager, Regional Property Manager, and AIMCO (collectively, including such Seller, "Seller's Indemnified Parties"), from and against any and all damages, mechanics' liens, liabilities, penalties, interest, losses, demands, actions, causes of action, claims, costs and expenses (including reasonable attorneys' fees, including the cost of in-house counsel and appeals) (collectively, "Losses") arising from or related to Purchaser's or its Consultants' entry onto such Seller's Property, and any Inspections or other acts by Purchaser or Purchaser's Consultants with respect to such Property during the Feasibility Period or otherwise.

3.4.2. Notwithstanding anything in this Contract to the contrary, Purchaser shall not be permitted to perform any invasive tests on any Property without Sellers' Representative's prior written consent, which consent may be withheld in Sellers' Representative's sole discretion. Further, Sellers' Representative shall have the right, without limitation, to disapprove any and all entries, surveys, tests (including, without limitation, a Phase II environmental study of its Property), investigations and other matters that in such Sellers' Representative's reasonable judgment could result in any injury to its Property or breach of any contract, or expose the applicable Seller to any Losses or violation of applicable law, or otherwise, adversely affect such Property or such Seller's interest therein. Purchaser shall use reasonable efforts to minimize disruption to Tenants in connection with Purchaser's or its Consultants' activities pursuant to this Section. No consent by Seller' Representative to any such activity shall be deemed to constitute a waiver by the applicable Seller or assumption of liability or risk by such Seller. Purchaser hereby agrees to restore, at Purchaser's sole cost and expense, each Property to the same condition existing immediately prior to Purchaser's exercise of its rights pursuant to this Article III, provided the foregoing shall not require Purchaser to repair or remediate any pre-existing conditions on the Property that are merely discovered by Purchaser in the course of its investigations. Purchaser shall maintain and cause its third party consultants to maintain (a) casualty insurance and commercial general liability insurance with coverages of not less than $1,000,000.00 for injury or death to any one person and $3,000,000.00 for injury or death to more than one person and $1,000,000.00 with respect to property damage, and (b) worker's compensation insurance for all of their respective employees in accordance with the law of the state(s) in which the Properties are located. Purchaser shall deliver proof of the insurance coverage required pursuant to this Section 3.4.2 to Sellers' Representative (in the form of a certificate of insurance) prior to the earlier to occur of (i) Purchaser's or Purchaser's Consultants' entry onto any of the Properties, or (ii) the expiration of 5 days after the Effective Date.

3.5.

Property Materials.

3.5.1. Within 5 days after the Effective Date, and to the extent the same exist and are in a Seller's possession or reasonable control (subject to Section 3.5.2), each Seller agrees to make the documents set forth on Schedule 3.5 (together with any other documents or information provided by Sellers or their agents to Purchaser with respect to the Property, the "Materials") relating to its Property available at its Property for review and copying by Purchaser at Purchaser's sole cost and expense. In the alternative, at a Seller's option and within the foregoing time period, such Seller may deliver some or all of its Materials to Purchaser, or make the same available to Purchaser on a secure web site (Purchaser agrees that any item to be delivered by a Seller under this Contract shall be deemed delivered to the extent available to Purchaser on such secured web site). To the extent that Purchaser determines that any of the

Materials have not been made available or delivered to Purchaser pursuant to this Section 3.5.1, Purchaser shall notify the applicable Seller and such Seller shall use commercially reasonable efforts to deliver the same to Purchaser within 5 Business Days after such notification is received by such Seller; provided, however, that under no circumstances will the Feasibility Period be extended and Purchaser's sole remedy will be to terminate this Contract pursuant to Section 3.2.

3.5.2. In providing the Materials to Purchaser, other than Seller's Representations, each Seller makes no representation or warranty, express, written, oral, statutory, or implied, and all such representations and warranties are hereby expressly excluded and disclaimed. All Materials are provided for informational purposes only and, together with all Third-Party Reports, shall be returned by Purchaser to all applicable Sellers or the destruction thereof shall be certified in writing by Purchaser to Sellers' Representative as a condition to return of any portion of the Deposit to Purchaser if this Contract is terminated for any reason. Recognizing that the Materials delivered or made available by Sellers pursuant to this Contract may not be complete or constitute all of such documents which are in a Seller's possession or control, but are those that are readily and reasonably available to such Seller, Purchaser shall not in any way be entitled to rely upon the completeness or accuracy of the Materials and will instead in all instances rely exclusively on its own Inspections and Consultants with respect to all matters which it deems relevant to its decision to acquire, own and operate the Properties.

3.5.3. In addition to the items set forth on Schedule 3.5, no later than 5 Business Days after the Effective Date, each Seller shall deliver to Purchaser (or otherwise make available to Purchaser as provided under Section 3.5.1) the most recent rent roll for the applicable Property listing the move-in date, monthly base rent payable, lease expiration date and unapplied security deposit for each Lease (the "Rent Rolls"). Sellers make no representations or warranties regarding the Rent Rolls other than the express representation set forth in Section 6.1.6.

3.5.4. In addition to the items set forth on Schedule 3.5, no later than 5 Business Days after the Effective Date, each Seller shall deliver to Purchaser (or otherwise make available to Purchaser as provided under Section 3.5.1) a list of all current Property Contracts for the applicable Property (the "Property Contracts Lists"). Sellers make no representations or warranties regarding the Property Contracts Lists other than the express representations set forth in Section 6.1.7.

3.6. Property Contracts. On or before the expiration of the Feasibility Period, Purchaser may deliver written notice to each Seller (a "Property Contracts Notice") specifying any Property Contracts of such Seller which Purchaser desires to terminate at the Closing (the "Terminated Contracts"); provided that (a) the effective date of such termination on or after Closing shall be subject to the express terms of such Terminated Contracts, (b) if any such Property Contract cannot by its terms be terminated at Closing, it shall be assumed by Purchaser and not be a Terminated Contract, and (c) to the extent that any such Terminated Contract requires payment of a penalty or premium for cancellation, Purchaser shall be solely responsible for the payment of any such cancellation fees or penalties. If Purchaser fails to deliver a Property Contracts Notice to a Seller on or before the expiration of the Feasibility Period, there shall be no Terminated Contracts with respect to such Seller (or its Property) and Purchaser shall assume all Property Contracts of such Seller at the Closing. To the extent that any Property Contract to be assigned to Purchaser requires vendor consent, then, prior to the Closing,

Purchaser may attempt to obtain from each applicable vendor a consent (each a "Required Assignment Consent") to such assignment. Sellers shall, at no cost and expense to Sellers, cooperate reasonably with Purchaser in Purchaser's efforts to obtain any required Assignment Consent. Purchaser shall indemnify, hold harmless and, if requested by the applicable Seller (in such Seller's sole discretion), defend (with counsel approved by such Seller) such Seller's Indemnified Parties from and against any and all Losses arising from or related to Purchaser's failure to obtain any Required Assignment Consent.

ARTICLE IV
TITLE

 4.1. Title Documents. Within 5 days after the Effective Date, each Seller shall cause to be delivered to Purchaser a standard form commitment ("Title Commitment") to provide an extended coverage American Land Title Association owner's title insurance policy for such Seller's Property, using the current policy jacket customarily provided by the Title Insurer, in an amount equal to that Property's Purchase Price (the "Title Policy"), together with copies of all instruments identified as exceptions therein (together with the Title Commitment, referred to herein as the "Title Documents"). Each Seller shall be responsible only for payment of the basic premium for the Title Policy for its Property. Purchaser shall be solely responsible for payment of all other costs relating to procurement of the Title Commitment, the Title Policy, and any requested endorsements with respect to each of the Properties, including for "extended" coverage.

 4.2. Survey. Subject to Section 3.5.2, within 5 days after the Effective Date, each Seller shall deliver to Purchaser or make available at such Seller's Property any existing survey of such Property (each, an "Existing Survey"). Purchaser may, at its sole cost and expense, order a new or updated survey for each Property either before or after the Effective Date (each such new or updated survey, together with each Existing Survey, is referred to herein as a "Survey").

 4.3. Objection and Response Process. On or before the date which is 30 days after the Effective Date (the "Objection Deadline"), Purchaser shall, on a Property-by-Property basis, give written notice (the "Objection Notice") to the attorneys for Sellers of any matter set forth in any Title Documents or Surveys to which Purchaser objects (the "Objections"). If Purchaser fails to tender an Objection Notice with respect to a Property on or before the Objection Deadline, Purchaser shall be deemed to have approved and irrevocably waived any objections to any matters covered by the Title Documents and the Survey for such Property. On or before 40 days after the Effective Date (the "Response Deadline"), a Seller who has received an Objection Notice may, in such Seller's sole discretion, give Purchaser notice (the "Response Notice") of those Objections which such Seller is willing to cure, if any. Sellers shall be entitled to reasonable adjournments of the Closing Date to cure any Objections applicable to any Seller. If a Seller fails to deliver a Response Notice by the Response Deadline, such Seller shall be deemed to have elected not to cure or otherwise resolve any matter set forth in the Objection Notice. If Purchaser is dissatisfied with any Response Notice or lack of any Response Notice, Purchaser may, as its exclusive remedy, exercise its right to terminate this Contract prior to the expiration of the Feasibility Period in accordance with the provisions of Section 3.2. If Purchaser fails to timely exercise such right, Purchaser shall be deemed to accept the Title

Documents and Survey with resolution, if any, of the Objections set forth in the Response Notice (or if no Response Notice is tendered, without any resolution of the Objections) and without any reduction or abatement of the Purchase Price.

 4.4. Permitted Exceptions. The Deed for each Property delivered pursuant to this Contract shall be subject to the following, all of which shall be deemed "Permitted Exceptions":

4.4.1. All matters shown in the Title Documents and the Survey for such Property, other than (a) those Objections, if any, which the applicable Seller has agreed to cure pursuant to the Response Notice under Section 4.3, (b) mechanics' liens and taxes due and payable with respect to the period preceding Closing, (c) the standard exception regarding the rights of parties in possession which shall be limited to those parties in possession pursuant to the Leases, and (d) the standard exception pertaining to taxes which shall be limited to taxes and assessments payable in the year in which the Closing occurs and subsequent taxes and assessments;

4.4.2. All Leases for such Property;

4.4.3. [Intentionally left blank];

4.4.4. Applicable zoning and governmental regulations and ordinances;

4.4.5. Any defects in or objections to title to such Property, or title exceptions or encumbrances, arising by, through or under Purchaser; and

4.4.6. The terms and conditions of this Contract.

 4.5. Existing Deed of Trust. The provisions of this Section 4.5 apply only to Payoff Properties. It is understood and agreed that, whether or not Purchaser gives an Objection Notice with respect thereto for a Payoff Property, any deeds of trust and/or mortgages which secure a Note for a Payoff Property (collectively, a "Deed of Trust") shall not be deemed Permitted Exceptions for such Property, whether Purchaser gives further written notice of such or not, and shall be paid off, satisfied, discharged and/or cured from proceeds of the Purchase Price at Closing.

 4.6. Subsequently Disclosed Exceptions. If at any time after the expiration of the Feasibility Period, an update to any Title Commitment discloses any additional item that materially adversely affects title to the applicable Property which was not disclosed on any version of the Title Commitment delivered to Purchaser during the Feasibility Period (the "New Exception"), Purchaser shall have a period of 5 days from the date of its receipt of such update (the "New Exception Review Period") to review and notify the applicable Seller in writing of Purchaser's approval or disapproval of the New Exception. If Purchaser disapproves of the New Exception, the applicable Seller may, in that Seller's sole discretion, notify Purchaser as to whether it is willing to cure the New Exception. If such Seller elects to cure the New Exception, that Seller shall be entitled to reasonable adjournments of the Closing Date to cure the New Exception. If such Seller fails to deliver a notice to Purchaser within 3 days after the expiration of the New Exception Review Period, that Seller shall be deemed to have elected not to cure the

New Exception. If Purchaser is dissatisfied with such Seller's response, or lack thereof, Purchaser may, as its exclusive remedy elect either: (i) to terminate this Contract by notice to Sellers' Representative, in which event the Deposit shall be promptly returned to Purchaser or (ii) to waive the New Exception and proceed with the transactions contemplated by this Contract, in which event Purchaser shall be deemed to have approved the New Exception. If Purchaser fails to notify the Sellers' Representative of its election to terminate this Contract in accordance with the foregoing clause within 6 days after the expiration of the New Exception Review Period, Purchaser shall be deemed to have elected to approve and irrevocably waive any objections to the New Exception.

4.7.

[Intentionally left blank].

 4.8. Purchaser Financing. Purchaser assumes full responsibility to obtain the funds required for settlement, and Purchaser's acquisition of such funds shall not be a contingency to the Closing.

4.9. Housing Assistance Program Vouchers. Purchaser recognizes and agrees that the Properties are and may become the subject of one or more Housing Assistance Payment voucher (tenant based) contracts (collectively, the "HAP Contracts"), which regulate Section 8 payments to the Properties under existing vouchers administered by the local housing authorities (collectively, the "Housing Authority"). Within 5 calendar days after the Effective Date, Sellers agree to deliver or make available to Purchaser as part of the Materials, copies of the HAP Contracts which are in Sellers' possession or reasonable control (subject to Section 3.5.2). At Closing, Purchaser either (a) shall assume all obligations under the HAP Contracts and accept title to the Properties subject to the same, or (b) the existing HAP Contracts shall be terminated, and Purchaser shall enter into replacement Housing Assistance Payment contracts which are acceptable to the Housing Authority (either (a) or (b) meaning the "HAP Assumption"). No later than 15 days after the Effective Date, Purchaser, at its sole cost and expense, shall submit all applications, documents, information, materials, and fees to the Housing Authority, required in order for the Housing Authority to approve Purchaser's request for pre-approval as an entity qualified to assume the HAP Contracts, and shall diligently proceed using its best efforts to obtain such pre-approval as soon as possible. Purchaser agrees to provide Seller's Representative with copies of such applications no later than 5 Business Days after submittal thereof to the Housing Authority. Purchaser shall make such filings with the Housing Authority, deliver such documents, pay such fees and costs (if any), and pay such reserves, impounds, escrows and other amounts (if any) post-Closing as required by the Housing Authority with respect to the HAP Contracts (which may include, but not be limited to, a change in ownership form, name of the new owner, name of the property manager, evidence that title to the applicable Property has transferred and an IRS form W-9). From and after the Effective Date, Sellers shall promptly deliver to Purchaser copies of any new HAP Contracts entered into by Sellers after the Effective Date with respect to the Properties. The provisions of this Section 4.9 shall survive Closing, and Purchaser shall accomplish the HAP Assumption after the Closing and Sellers shall have no obligations with respect to such HAP Assumption; provided, however Sellers agree to reasonably cooperate with Purchaser to accomplish the HAP Assumption (to the extent necessary) at no out of pocket cost to Sellers.

ARTICLE V CLOSING

 5.1. Closing Date. The Closing shall occur 30 days following the expiration of the Feasibility Period at the time set forth in Section 2.2.4 (the "Closing Date") through an escrow with Escrow Agent, whereby the Sellers, Purchaser and their attorneys need not be physically present at the Closing and may deliver documents by overnight air courier or other means. Notwithstanding the foregoing to the contrary, any Seller shall have the option, by delivering written notice to Purchaser, to extend the Closing Date to the last Business Day of the month in which the Closing Date otherwise would occur pursuant to the preceding sentence, in connection with any Seller's payment in full of its Note (the "Loan Payoff'), and the exercise of such option shall extend the Closing Date for all Properties. Further, the Closing Date may be extended without penalty at the option of any Seller to a date not later than 45 days following the Closing Date specified in the first sentence of this paragraph above (or, if applicable, as extended by any Seller pursuant to the second sentence of this paragraph). If Sellers elect to extend the Closing Date as provided above, Seller's Representative shall deliver written notice thereof to Purchaser not less than 10 days prior to the previously scheduled Closing Date.

 5.2. Seller Closing Deliveries. No later than I Business Day prior to the Closing Date, each Seller shall, with respect to each Property to be conveyed by such Seller hereunder, deliver to Escrow Agent, each of the following items:

5.2.1. Special Warranty Deed (the "Deed") in the form attached as Exhibit B to Purchaser, subject to the Permitted Exceptions.

5.2.2. A Bill of Sale in the form attached as Exhibit C.

5.2.3. Two (2) originals of a General Assignment in the form attached as Exhibit D (the "General Assignment").

5.2.4. Two (2) originals of an Assignment of Leases and Security Deposits in the form attached as Exhibit E (the "Leases Assignment").

5.2.5. A letter in the form attached hereto as Exhibit F prepared and addressed by Purchaser and countersigned by such Seller to each of the vendors under the Terminated Contracts informing them of the termination of such Terminated Contract as of the Closing Date (subject to any delay in the effectiveness of such termination pursuant to the express terms of each applicable Terminated Contract) (the "Vendor Terminations").

5.2.6. The applicable Seller's closing statement.

5.2.7. A title affidavit or an indemnity form reasonably acceptable to such Seller, which is sufficient to enable Title Insurer to delete the standard pre-printed exceptions to the title insurance policy to be issued pursuant to the Title Commitment.

5.2.8. A certification of such Seller's non-foreign status pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended.

5.2.9. Resolutions, certificates of good standing, and such other organizational documents as Title Insurer shall reasonably require evidencing such Seller's authority to consummate this transaction.

5.2.10. Updated Rent Rolls from each Seller effective as of a date no more than 3 Business Days prior to the Closing Date; provided, however, that the content of such updated Rent Rolls shall in no event expand or modify the conditions to Purchaser's obligation to close as specified under Section 8.1.

5.2.11. Updated Property Contracts Lists from each Seller effective as of a date no more than 3 Business Days prior to the Closing Date; provided, however, that the content of such updated Property Contracts Lists shall in no event expand or modify the conditions to Purchaser's obligation to close as specified under Section 8.1.

5.3. Purchaser Closing Deliveries. No later than 1 Business Day prior to the Closing Date (except for the balance of the Purchase Price which is to be delivered at the time specified in Section 2.2.4), Purchaser shall deliver to the Escrow Agent (for disbursement to the applicable Seller upon the Closing) the following items with respect to each Property being conveyed at the Closing:

5.3.1. The full Purchase Price for such Property (with credit for the Applicable Share of the Deposit), plus or minus the adjustments or prorations required by this Contract.

5.3.2. A title affidavit or an indemnity form (pertaining to Purchaser's activity on the applicable Property prior to Closing), reasonably acceptable to Purchaser, which is sufficient to enable Title Insurer to delete the standard pre-printed exceptions to the title insurance policy to be issued pursuant to the Title Commitment.

5.3.3. Any declaration or other statement which may be required to be submitted to the local assessor.

5.3.4. Purchaser's closing statement.

5.3.5. Two (2) countersigned counterparts of the General Assignment. 5.3.6. Two (2) countersigned counterparts of the Leases Assignment.

5.3.7. Notification letters to all Tenants at such Property prepared and executed by Purchaser in the form attached hereto as Exhibit G.

5.3.8. The Vendor Terminations.

5.3.9. Any cancellation fees or penalties due to any vendor under any Terminated Contract as a result of the termination thereof.

5.3.10. Resolutions, certificates of good standing, and such other organizational documents as Title Insurer shall reasonably require evidencing Purchaser's authority to consummate this transaction.

5.3.11. [Intentionally left blank].

5.4. Closing Prorations and Adjustments. The prorations set forth in this Section 5.4 shall be on a Property-by-Property basis and not among, or between, Properties, and shall not be allocated on an Applicable Share basis.

5.4.1. General. With respect to each Property, all normal and customarily proratable items, including, without limitation, collected rents, operating expenses, personal property taxes, other operating expenses and fees, shall be prorated as of the Closing Date, the applicable Seller being charged or credited, as appropriate, for all of the same attributable to the period up to the Closing Date (and credited for any amounts paid by the applicable Seller attributable to the period on or after the Closing Date, if assumed by Purchaser) and Purchaser being responsible for, and credited or charged, as the case may be, for all of the same attributable to the period on and after the Closing Date. Each Seller shall prepare a proration schedule (the "Proration Schedule") of the adjustments described in this Section 5.4 prior to Closing.

5.4.2. Operating Expenses. With respect to each Property, all of the operating, maintenance, taxes (other than real estate taxes), and other expenses incurred in operating such Property that such Seller customarily pays, and any other costs incurred in the ordinary course of business for the management and operation of such Property, shall be prorated on an accrual basis. Each Seller shall pay all such expenses that accrue prior to the Closing Date and Purchaser shall pay all such expenses that accrue from and after the Closing Date.

5.4.3. Utilities. With respect to each Property, the final readings and final billings for utilities will be made if possible as of the Closing Date, in which case each Seller shall pay all such bills as of the Closing Date and no proration shall be made at the Closing with respect to utility bills. Otherwise, a proration shall be made based upon the parties' reasonable good faith estimate. Each Seller shall be entitled to the return of any deposit(s) posted by it with any utility company, and such Seller shall notify each utility company serving its Property to terminate its account, effective as of noon on the Closing Date.

5.4.4. Real Estate Taxes. Any real estate ad valorem or similar taxes for a Property, or any installment of assessments payable in installments which installment is payable in the calendar year of Closing, shall be prorated to the date of Closing, based upon actual days involved. The proration of real property taxes or installments of assessments shall be based upon the assessed valuation and tax rate figures (assuming payment at the earliest time to allow for the maximum possible discount) for the year in which the Closing occurs to the extent the same are available; provided, however, that in the event that actual figures (whether for the assessed value of such Property or for the tax rate) for the year of Closing are not available at the Closing Date, the proration shall be made using figures from the preceding year (assuming payment at the earliest time to allow for the maximum possible discount). The proration of real property taxes or installments of assessments shall be final and not subject to re-adjustment after Closing.

5.4.5. Property Contracts. Purchaser shall assume at Closing the obligations under the Property Contracts assumed by Purchaser; however, operating expenses shall be prorated under Section 5.4.2.

5.4.6. Leases.

 5.4.6.1 With respect to each Property, all collected rent (whether fixed monthly rentals, additional rentals, escalation rentals, retroactive rentals, operating cost passthroughs or other sums and charges payable by Tenants under the Leases), income and expenses from any portion of a Property shall be prorated as of the Closing Date. Purchaser shall receive all collected rent and income attributable to dates from and after the Closing Date. Each Seller shall receive all collected rent and income attributable to dates prior to the Closing Date. Notwithstanding the foregoing, no prorations shall be made in relation to either (a) non-delinquent rents which have not been collected as of the Closing Date, or (b) delinquent rents existing, if any, as of the Closing Date (the foregoing (a) and (b) referred to herein as the "Uncollected Rents"). In adjusting for Uncollected Rents, no adjustments shall be made in a Seller's favor for rents which have accrued and are unpaid as of the Closing, but Purchaser shall pay to such Seller such accrued Uncollected Rents as and when collected by Purchaser. Purchaser agrees to bill Tenants of the Properties for all Uncollected Rents and to take reasonable actions to collect Uncollected Rents. Notwithstanding the foregoing, Purchaser's obligation to collect Uncollected Rents shall be limited to Uncollected Rents of not more than 90 days past due, and Purchaser's collection of rents shall be applied, first, towards current rent due and owing under the Leases, and, second, to Uncollected Rents.. After the Closing, each Seller shall continue to have the right, but not the obligation, in its own name, to demand payment of and to collect Uncollected Rents owed to such Seller by any Tenant, which right shall include, without limitation, the right to continue or commence legal actions or proceedings against any Tenant and the delivery of the Leases Assignment shall not constitute a waiver by any Seller of such right; provided however, that the foregoing right of each Seller shall be limited to actions seeking monetary damages and, in no event, shall any Seller seek to evict any Tenants in any action to collect Uncollected Rents. Purchaser agrees to cooperate with each Seller in connection with all efforts by such Seller to collect such Uncollected Rents and to take all steps, whether before or after the Closing Date, as may be necessary to carry out the intention of the foregoing, including, without limitation, the delivery to each Seller, within 7 days after a written request, of any relevant books and records (including, without limitation, rent statements, receipted bills and copies of tenant checks used in payment of such rent), the execution of any and all consents or other documents, and the undertaking of any act reasonably necessary for the collection of such Uncollected Rents by such Seller; provided, however, that Purchaser's obligation to cooperate with a Seller pursuant to this sentence shall not obligate Purchaser to terminate any Tenant Lease with an existing Tenant or evict any existing Tenant from a Property.

 5.4.6.2 At Closing, with respect to each Property, Purchaser shall receive a credit against the applicable Purchase Price in an amount equal to the received and unapplied balance of all cash (or cash equivalent) Tenant Deposits, including, but not limited to, security, damage or other refundable deposits paid by any of the Tenants to secure their respective obligations under the Leases, together, in all cases, with any interest payable to the Tenants thereunder as may be required by their respective Tenant Lease or state law (the "Tenant Security Deposit Balance"). Any cash (or cash equivalents) held by a Seller which constitutes the Tenant Security Deposit Balance shall be retained by the applicable Seller in exchange for the foregoing credit against the applicable Purchase Price and shall not be transferred by such Seller pursuant to this Contract (or any of the documents delivered at Closing), but the obligation with respect to the Tenant Security Deposit Balance nonetheless shall be assumed by Purchaser. The Tenant Security Deposit Balance shall not include any non-refundable deposits or fees paid by Tenants to any Seller, either pursuant to the Leases or otherwise.

5.4.7. [Intentionally left blank].

5.4.8. Insurance. No proration shall be made in relation to insurance premiums and insurance policies will not be assigned to Purchaser. Seller shall have the risk of loss of the Properties until 11:59 p.m. the day prior to the Closing Date, after which time the risk of loss shall pass to Purchaser and Purchaser shall be responsible for obtaining its own insurance thereafter.

5.4.9. Employees. Each Seller's and such Seller's manager's and on-site employees for all Properties shall have their employment at the applicable Property terminated as of the Closing Date.

5.4.10. Closing Costs. With respect to each Property, Purchaser shall pay any transfer, sales, use, gross receipts or similar taxes, the cost of recording any instruments required to discharge any liens or encumbrances against such Property, any premiums or fees required to be paid by Purchaser with respect to the applicable Title Policy pursuant to Section 4.1, and one-half of the customary closing costs of the Escrow Agent. Each Seller shall pay the base premium for its Title Policy to the extent required by Section 4.1, and one-half of the customary closing costs of the Escrow Agent.

5.4.11. Utility Contracts. If any Seller has entered into an agreement for the purchase of electricity, gas or other utility service for its Property or a group of properties (including such Property) (a "Utility Contract"), or an affiliate of such Seller has entered into a Utility Contract, such Utility Contract shall be identified on the Seller Information Schedule and, as set forth on the Seller Information Schedule, either (a) Purchaser either shall assume the Utility Contract with respect to such Property, or (b) the reasonably calculated costs of the Utility Contract attributable to such Property from and after the Closing shall be paid to the applicable Seller at the Closing and such Seller shall remain responsible for payments under the Utility Contract.

5.4.12. Possession. Possession of each Property, subject to the Leases, Property Contracts, other than Terminated Contracts, and Permitted Exceptions, shall be delivered to Purchaser at the Closing upon release from escrow of all items to be delivered by Purchaser pursuant to Section 5.3. To the extent reasonably available to each Seller, originals or copies of its Leases and Property Contracts, lease files, warranties, guaranties, operating manuals, keys to the property, and such Seller's books and records relating to its Property to be conveyed by such Seller (other than proprietary information) (collectively, "Seller's Property-Related Files and Records") regarding the applicable Property shall be made available to Purchaser at such Property after the Closing. Purchaser agrees, for a period of not less than 3 years after the Closing (the "Records Hold Period"), to (a) provide and allow the applicable Seller reasonable access to Seller's Property-Related Files and Records for purposes of inspection and copying thereof at such Seller's sole cost and expense, and (b) reasonably maintain and preserve Seller's Property-Related Files and Records. If at any time after the Records Hold Period, Purchaser desires to dispose of any Seller's Property-Related Files and Records, Purchaser must first provide the applicable Seller prior written notice (the "Records Disposal Notice"). Such Seller shall have a period of 30 days after receipt of the Records Disposal Notice to enter the applicable Property (or such other location where such records are then stored) and remove or copy, at such Seller's sole cost and expense, those of Seller's Property-Related Files and Records that such Seller desires to retain.

 5.5. Post Closing Adiustments. Purchaser or a Seller may request that Purchaser and such Seller undertake to re-adjust any item on the Proration Schedule (or any item omitted therefrom), with the exception of real property taxes which shall be final and not subject to readjustment, in accordance with the provisions of Section 5.4 of this Contract; provided, however, that neither party shall have any obligation to re-adjust any items for any Property (a) after the expiration of 60 days after Closing, or (b) subject to such 60-day period, unless such items exceed $5,000.00 in magnitude (either individually or in the aggregate) with respect to such Property.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER

 6.1. Seller's Representations. Except, in all cases, for any fact, information or condition disclosed in the Title Documents, the Permitted Exceptions, the Property Contracts, or the Materials, or which is otherwise known by Purchaser prior to the Closing, each Seller, individually and severally with respect only to itself and its Property, represents and warrants to Purchaser the following (collectively, the "Seller's Representations") as of the Effective Date and as of the Closing Date; provided that Purchaser's remedies if any such Seller's Representations are untrue as of the Closing Date are limited to those set forth in Section 8.1,:

6.1.1. Such Seller is validly existing and in good standing under the laws of the state of its formation set forth on the Seller Information Schedule; and, subject to Section 8.2.4, has or at the Closing shall have the entity power and authority to sell and convey its Property and to execute the documents to be executed by such Seller and prior to the Closing will have taken as applicable, all corporate, partnership, limited liability company or equivalent entity actions required for the execution and delivery of this Contract, and the consummation of the transactions contemplated by this Contract. The compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which such Seller is a party or by which such Seller is otherwise bound, which conflict, breach or default would have a material adverse affect on such Seller's ability to consummate the transaction contemplated by this Contract or on the Property. Subject to Section 8.2.4, this Contract is a valid, binding and enforceable agreement against such Seller in accordance with its terms;

6.1.2. Such Seller is not a "foreign person," as that term is used and defined in the Internal Revenue Code, Section 1445, as amended;

6.1.3. Except as set forth on the Seller Information Schedule and for (a) any actions by such Seller to evict Tenants under its Leases ,or (b) any matter covered by such Seller's current insurance policy(ies), to such Seller's knowledge, there are no actions, proceedings, litigation or governmental investigations or condemnation actions either pending or threatened against such Seller's Property;

6.1.4. To such Seller's knowledge, such Seller has not received any written notice from a governmental agency of any uncured material violations of any federal, state, county or municipal law, ordinance, order, regulation or requirement affecting such Seller's Property; and

6.1.5. To such Seller's knowledge, such Seller has not received any written notice of any material default by such Seller under any of its Property Contracts that will not be terminated on the Closing Date.

6.1.6. To such Seller's knowledge, the applicable Rent Roll (as updated pursuant to Section 5.2.10) is accurate in all material respects.

6.1.7. To such Seller's knowledge, the applicable Property Contracts List (as updated pursuant to Section 5.2.11) is accurate in all material respects.

6.1.8. Such Seller has not, and as of the Closing such Seller shall not have (A) made a general assignment for the benefit of creditors, (B) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by such Seller's creditors, (C) suffered the appointment of a receiver to take possession of all, or substantially all, of such Seller's assets, which remains pending as of such time, (D) suffered the attachment or other judicial seizure of all, or substantially all, of such Seller's assets, which remains pending as of such time, (E) admitted in writing its inability to pay its debts as they come due, or (F) made an offer of settlement, extension or composition to its creditors generally.

6.1.9. To such Seller's knowledge, there are no condemnation proceedings pending or threatened that would result in the taking of any portion of such Seller's Property. To such Seller's knowledge, such Seller has not received any written notice of any special assessment proceedings affecting such Seller's Property.

6.2. AS-IS. Except for Seller's Representations, each Property is expressly purchased and sold "AS IS," "WHERE IS," and "WITH ALL FAULTS." The Purchase Price for each Property and the terms and conditions set forth herein are the result of arm's-length bargaining between entities familiar with transactions of this kind, and said price, terms and conditions reflect the fact that Purchaser shall have the benefit of, and, except for Seller's Representations, is not relying upon, any information provided by Sellers or Broker or statements, representations or warranties, express or implied, made by or enforceable directly against Sellers or Broker, including, without limitation, any relating to the value of any Property, the physical or environmental condition of any Property, any state, federal, county or local law, ordinance, order or permit; or the suitability, compliance or lack of compliance of any Property with any regulation, or any other attribute or matter of or relating to any Property (other than any covenants of title contained in the Deed conveying a Property and Seller's Representations with respect to such Property). Purchaser agrees that Sellers shall not be responsible or liable to Purchaser for any defects, errors or omissions, or on account of any conditions affecting the Properties. Purchaser, its successors and assigns, and anyone claiming by, through or under

Purchaser, hereby fully releases each of Seller's Indemnified Parties from, and irrevocably waives its right to maintain, any and all claims and causes of action that it or they may now have or hereafter acquire against any of Seller's Indemnified Parties with respect to any and all Losses arising from or related to any defects, errors, omissions or other conditions affecting the Properties except for claims or causes of action arising from the fraud or misrepresentation of any Seller. Purchaser represents and warrants that, as of the date hereof and as of the Closing Date, it has and shall have reviewed and conducted such independent analyses, studies (including, without limitation, environmental studies and analyses concerning the presence of lead, asbestos, water intrusion and/or fungal growth and any resulting damage, PCBs and radon in and about the Properties), reports, investigations and inspections as it deems appropriate in connection with the Properties. If Sellers provide or have provided any documents, summaries, opinions or work product of consultants, surveyors, architects, engineers, title companies, governmental authorities or any other person or entity with respect to the Properties, including, without limitation, the offering prepared by Broker, Purchaser and Sellers agree that Sellers have done so or shall do so only for the convenience of the parties, subject to Seller's Representations, Purchaser shall not rely thereon and the reliance by Purchaser upon any such documents, summaries, opinions or work product shall not create or give rise to any liability of or against any of Seller's Indemnified Parties. Purchaser acknowledges and agrees that no representation has been made and no responsibility is assumed by Sellers with respect to current and future applicable zoning or building code requirements or the compliance of the Properties with any other laws, rules, ordinances or regulations, the financial earning capacity or expense history of the Properties, the continuation of contracts, continued occupancy levels of the Properties, or any part thereof, or the continued occupancy by tenants of any Leases or, without limiting any of the foregoing, occupancy at Closing. Prior to Closing, each Seller shall have the right, but not the obligation, to enforce its rights against any and all of its Property occupants, guests or tenants. Purchaser agrees that the departure or removal, prior to Closing, of any of such guests, occupants or tenants shall not be the basis for, nor shall it give rise to, any claim on the part of Purchaser, nor shall it affect the obligations of Purchaser under this Contract in any manner whatsoever; and Purchaser shall close title and accept delivery of the applicable Deed with or without such tenants in possession and without any allowance or reduction in the applicable Purchase Price under this Contract. Purchaser hereby releases Sellers from any and all claims and liabilities relating to the foregoing matters except for claims and liabilities arising from or in any way connected with the fraud or misrepresentation of any Seller.

6.3. Survival of Seller's Representations. Sellers and Purchaser agree that Seller's Representations shall survive Closing for a period of 6 months (the "Survival Period"). No Seller shall have liability after the Survival Period with respect to any of its Seller's Representations contained herein except to the extent that Purchaser has requested arbitration against such Seller during the Survival Period for breach of any of such Seller's Representations. Each Seller shall be liable only for the breach of its own Seller's Representations. Further, the liability for each Seller for breach of its Seller's Representations shall be limited to, and capped at, $150,000 for such Seller's Property for which a breach of Seller's Representations occurred, on a Property-by-Property basis if a Seller is selling more than one Property. Such cap on liability shall apply for any individual breach or in the aggregate for all breaches of such Seller's Representations with respect to such Property. Purchaser shall not be entitled to bring any claim for a breach of Seller's Representations unless the claim for damages (either in the aggregate or as to any individual claim) by Purchaser for a Property exceeds $5,000. In the event that a Seller breaches any representation contained in Section 6.1 and Purchaser had knowledge of such breach prior to the Closing Date, and elected to close regardless, Purchaser shall be deemed to have waived any right of recovery, and such Seller shall not have any liability in connection therewith.

 6.4. Definition of Seller's Knowledge. Any representations and warranties made "to the knowledge of such Seller" shall not be deemed to imply any duty of inquiry. For purposes of this Contract, the term Seller's "knowledge" shall mean and refer only to actual knowledge of the Regional Property Manager of such Seller and shall not be construed to refer to the knowledge of any other partner, officer, director, agent, employee or representative of such Seller, or Ay affiliate of such Seller, or to impose upon such Regional Property Manager any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon such Regional Property Manager any individual personal liability.

 6.5. Representations and Warranties of Purchaser. For the purpose of inducing Sellers to enter into this Contract and to consummate the sale and purchase of the Properties in accordance herewith, Purchaser represents and warrants to Sellers the following as of the Effective Date and as of the Closing Date:

6.5.1. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of California.

6.5.2. Purchaser, acting through any of its or their duly empowered and authorized officers or members, has all necessary entity power and authority to own and use its properties and to transact the business in which it is engaged, and has full power and authority to enter into this Contract, to execute and deliver the documents and instruments required of Purchaser herein, and to perform its obligations hereunder; and no consent of any of Purchaser's partners, directors, officers or members are required to so empower or authorize Purchaser.

6.5.3. The compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Purchaser is a party or by which Purchaser is otherwise bound, which conflict, breach or default would have a material adverse affect on Purchaser's ability to consummate the transaction contemplated by this Contract. This Contract is a valid, binding and enforceable agreement against Purchaser in accordance with its terms.

6.5.4. No pending or, to the knowledge of Purchaser, threatened litigation exists which if determined adversely would restrain the consummation of the transactions contemplated by this Contract or would declare illegal, invalid or non-binding any of Purchaser's obligations or covenants to Sellers.

6.5.5. Other than Seller's Representations, Purchaser has not relied on any representation or warranty made by Sellers or any representative of Sellers (including, without limitation, Broker) in connection with this Contract and the acquisition of the Properties.

6.5.6. The Broker and its affiliates do not, and will not at the Closing, have any direct or indirect legal, beneficial, economic or voting interest in Purchaser (or in an assignee of Purchaser, which pursuant to Section 13.3, acquires any Property at the Closing), nor has

Purchaser or any affiliate of Purchaser granted (as of the Effective Date or the Closing Date) the Broker or any of its affiliates any right or option to acquire any direct or indirect legal, beneficial, economic or voting interest in Purchaser.

6.5.7. Purchaser is not a Prohibited Person.

6.5.8. To Purchaser's knowledge, none of its investors, affiliates or brokers or other agents (if any), acting or benefiting in any capacity in connection with this Contract is a Prohibited Person.

6.5.9. The funds or other assets Purchaser will transfer to Sellers under to this Contract are not the property of, or are not beneficially owned, directly or indirectly, by a Prohibited Person.

6.5.10. The funds or other assets Purchaser will transfer to Seller under this Contract are not the proceeds of specified unlawful activity as defined by 18 U.S.C. § 1956(c)(7).

6.6. Definition of Purchaser's Knowledge. Any representations and warranties made "to the knowledge of Purchaser" shall not be deemed to imply any duty of inquiry. For purposes of this Contract, the term Purchaser's "knowledge" shall mean and refer only to actual knowledge of Kurt E. Houtkooper or David Nelson and shall not be construed to refer to the knowledge of any other partner, officer, director, agent, employee or representative of Purchaser, or any affiliate of Purchaser, or to impose upon Kurt E. Houtkooper or David Nelson any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon Kurt E. Houtkooper or upon David Nelson any individual personal liability.

ARTICLE VII
OPERATION OF THE PROPERTIES

7.1. Leases and Property Contracts. During the period of time from the Effective Date to the Closing Date, in the ordinary course of business each Seller may, with respect to its Property, enter into new Property Contracts, new Leases, renew existing Leases or modify, terminate or accept the surrender or forfeiture of any of the Leases, modify any Property Contracts, or institute and prosecute any available remedies for default under any Lease or Property Contract without first obtaining the written consent of Purchaser; provided, however, each Seller agrees that (a) any Seller may only enter into any such new Property Contracts if it is terminable on not more than thirty (30) days' prior notice and (b) no new or renewed Leases shall have a term in excess of 1 year without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. Each Seller shall terminate at or prior to the Closing, at no cost or expense to Purchaser, any and all management agreements affecting such Seller's Property. Provided that the Closing occurs on the last Business Day of the calendar month, Seller agrees that at the Closing (a) Seller will deliver to Purchaser the same number (or less) of Tenant Units which were vacant and not in Rent-Ready Condition on the date that the Feasibility Period expired, or (b) Purchaser shall receive a credit against the Purchase Price in an amount equal to the product of (i) the number of additional Tenant Units on the date of the Closing that are vacant and not in Rent-Ready Condition in excess of the number of Tenant Units that were vacant and not in Rent-Ready Condition on the date that the Feasibility Period expired, and (ii) $500.00.

 7.2. General Operation of Property. Except as specifically set forth in this Article VII, each Seller shall operate its Property after the Effective Date in the ordinary course of business, and except as necessary in such Seller's sole discretion to address (a) any life or safety issue at its Property or (b) any other matter which in such Seller's reasonable discretion materially adversely affects the use, operation or value of such Property, such Seller will not make any material alterations to its Property or remove any material Fixtures and Tangible Personal Property without the prior written consent of Purchaser which consent shall not be unreasonably withheld, denied or delayed.

 7.3. Liens. Other than utility easements and temporary construction easements granted by a Seller in the ordinary course of business, each Seller covenants that it will not voluntarily create or cause any lien or encumbrance to attach to its Property between the Effective Date and the Closing Date (other than Leases and Property Contracts as provided in Section 7.1) unless Purchaser approves such lien or encumbrance, which approval shall not be unreasonably withheld or delayed. If Purchaser approves any such subsequent lien or encumbrance, the same shall be deemed a Permitted Encumbrance for all purposes hereunder. In addition, at the time of Closing, each Seller shall cause to be paid in full all obligations under any outstanding written or oral contracts made by such Seller for any improvements to such Seller's Property, and each Seller shall cause to be discharged all mechanics' and materialmen's liens arising from any labor or materials furnished to such Seller's Property prior to the time of Closing.

ARTICLE VIII
CONDITIONS PRECEDENT TO CLOSING

 8.1. Purchaser's Conditions to Closing. Purchaser's obligation to close under this Contract, shall be subject to and conditioned upon the fulfillment of the following conditions precedent:

8.1.1. All of the documents required to be delivered by Sellers to Purchaser at the Closing pursuant to the terms and conditions hereof shall have been delivered;

8.1.2. Each of Seller's Representations shall be true in all material respects as of the Closing Date;

8.1.3. Each Seller shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by such Seller hereunder; and

8.1.4. No Seller nor any of Seller's general partners shall be a debtor in any bankruptcy proceeding nor shall have been in the last 6 months a debtor in any bankruptcy proceeding.

                        8.1.5. There shall not be pending or, to the knowledge of either Purchaser or the applicable Seller, any litigation or threatened litigation which, if determined adversely, would restrain the consummation of any of the transactions contemplated by this Contract or declare illegal, invalid or nonbinding any of the covenants or obligations of any Seller.

Notwithstanding anything to the contrary, there are no other conditions on Purchaser's obligation to Close except as expressly set forth in this Section 8.1. If any condition set forth in Sections 8.1.1, 8.1.3, 8.1.4 or 8.1.5 is not met, Purchaser may (a) waive any of the foregoing conditions and proceed to Closing on the Closing Date with no offset or deduction from the Purchase Price for any Property, or (b) notify Sellers' Representative in writing of Purchaser's decision to terminate this Contract for the Property for which there was such a failure of condition or default (a "Termination Notice"). If the condition set forth. in Section 8.1.2 is not met, Seller shall not be in default pursuant to Section 10.2, and Purchaser may, as its sole and exclusive remedy either (x) provide a Termination Notice to Sellers' Representative to terminate this Contract for the Property for which there was such a failure of condition, or (y) waive such condition and proceed to Closing on the Closing Date with no offset or deduction from the Purchase Price for any Property.

If Sellers' Representative receives a Termination Notice, Sellers' Representative may, within 3 Business Days after receiving the Termination Notice, give Purchaser written notice (a "Reinstatement Notice") that Purchaser either must purchase all of the Properties or terminate this Contract for all of the Properties. If Sellers' Representative either fails to provide a Reinstatement Notice within such time frame, or Sellers' Representative provides written notice to Purchaser stating that Purchaser may terminate this Contract for the Property for which there was such a failure of condition, then Purchaser shall be entitled to terminate this Contract for the Property for which there was such a failure of condition and receive a return of the Applicable Share of the Deposit from the Escrow Agent, Purchaser shall, within 3 Business Days after receiving a Reinstatement Notice, give Sellers' Representative written notice of whether it desires to purchase all of the Properties or terminate this Contract in its entirety. Purchaser's failure to provide Sellers' Representative with written notice within such time frame, that it desires to terminate this Contract in its entirety, shall be deemed Purchaser's decision to purchase all of the Properties.

8.2. Sellers' Conditions to Closing. Without limiting any of the rights of any Seller elsewhere provided for in this Contract, each Seller's obligation to close with respect to conveyance of its Property under this Contract shall be subject to and conditioned upon the fulfillment of the following conditions precedent:

8.2.1. All of the documents and funds required to be delivered by Purchaser to Seller at the Closing pursuant to the terms and conditions hereof shall have been delivered;

8.2.2. Each of the representations, warranties and covenants of Purchaser contained herein shall be true in all material respects as of the Closing Date;

8.2.3. Purchaser shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by Purchaser hereunder;

8.2.4. Such Seller shall have received all consents, documentation and approvals necessary to consummate and facilitate the transactions contemplated hereby, including, without limitation, a tax free exchange pursuant to Section 13.18 (and the amendment of such Seller's (or such Seller's affiliates' partnership or other organizational documents in connection therewith) (a) from Seller's partners, members, managers, shareholders or directors to the extent required by Seller's (or Seller's affiliates') organizational documents, and (b) as required by law;

8.2.5. [Intentionally left blank].

8.2.6. There shall not be pending or, to the knowledge of either Purchaser or the applicable Seller, any litigation or threatened litigation which, if determined adversely, would restrain the consummation of any of the transactions contemplated by this Contract or declare illegal, invalid or nonbinding any of the covenants or obligations of the Purchaser.

If any of the foregoing conditions in Sections 8.2.1, through 8.2.6 to a Seller's obligation to close with respect to conveyance of its Property under this Contract are not met, such Seller may (a) waive any of the foregoing conditions and proceed to Closing on the Closing Date, (b) terminate this Contract either in its entirety or with respect to its Property, and, if such failure constitutes a default by Purchaser, exercise any of its remedies under Section 10.1. If a Seller terminates this Contract with respect to its Property, the remaining Sellers may elect either to terminate this Contract or proceed to close the remaining Properties. The termination of this Contract by any Seller pursuant to this Section 8.2 shall be exercised by written notice from Sellers' Representative to Purchaser by 12:00 p.m. of the Closing Date. If a Seller terminates this Contract with respect to its Property, and thereafter the remaining Sellers elect to proceed to close the remaining Properties, then in such event, Escrow Agent shall return to Purchaser the Applicable Share of the Deposit as it relates to the Property that is not being acquired by Purchaser.

ARTICLE IX BROKERAGE

9.1. Indemnity. Each Seller, severally and individually, represents and warrants to Purchaser that it has dealt only with Cushman & Wakefield, 1050 17'1' Street, Suite 1400, Denver, Colorado PostalCode80265 ("Broker") in connection with this Contract. Each Seller, severally and individually, and Purchaser each represents and warrants to the other that, other than Broker, it has not dealt with or utilized the services of any other real estate broker, sales person or finder in connection with this Contract, and each party agrees to indemnify, hold harmless, and, if requested in the sole and absolute discretion of the indemnitee, defend (with counsel approved by the indemnitee) the other party from and against all Losses relating to brokerage commissions and finder's fees arising from or attributable to the acts or omissions of the indemnifying party.

9.2. Broker Commission. If the Closing occurs, each Seller agrees to pay Broker a commission according to the terms of a separate contract. Broker shall not be deemed a party or third party beneficiary of this Contract. As a condition to each Seller's obligation to pay the commission, Broker shall execute the signature page for Broker attached hereto solely for purposes of confirming the matters set forth therein.

ARTICLE X
DEFAULTS AND REMEDIES

10.1. Purchaser Default. If Purchaser defaults in its obligations hereunder to (a) deliver the Initial Deposit or Additional Deposit (or any other deposit or payment required of Purchaser hereunder), (b) deliver to Sellers the deliveries specified under Section 5.3, on the date required thereunder, or (c) deliver the Purchase Price for each Property at the time required by Section 2.2.4 and close on the purchase of the Properties on the Closing Date, then, immediately and without the right to receive notice or to cure pursuant to Section 2.3.3, Purchaser shall forfeit the Deposit, and the Escrow Agent shall deliver the Applicable Share of the Deposit to each Seller, and neither party shall be obligated to proceed with the purchase and sale of the Properties. If, Purchaser defaults in any of its other representations, warranties or obligations under this Contract, and such default continues for more than 10 days after written notice from Sellers' Representative, then Purchaser shall forfeit the Deposit, and the Escrow Agent shall deliver the Applicable Share of the Deposit to each Seller, and neither party shall be obligated to proceed with the purchase and sale of the Property. The Deposit is liquidated damages and recourse to the Deposit is, except for Purchaser's indemnity and confidentiality obligations hereunder, Sellers' sole and exclusive remedy for Purchaser's failure to perform its obligation to purchase the Properties or breach of a representation or warranty. Sellers expressly waive the remedies of specific performance and additional damages for such default by Purchaser. SELLERS AND PURCHASER ACKNOWLEDGE THAT SELLERS' DAMAGES WOULD BE DIFFICULT TO DETERMINE, AND THAT THE DEPOSIT IS A REASONABLE ESTIMATE OF SELLERS' DAMAGES RESULTING FROM A DEFAULT BY PURCHASER IN ITS OBLIGATION TO PURCHASE THE PROPERTY. SELLERS AND PURCHASER FURTHER AGREE THAT THIS SECTION 10.1 IS INTENDED TO AND DOES LIQUIDATE THE AMOUNT OF DAMAGES DUE SELLERS, AND SHALL BE SELLERS' EXCLUSIVE REMEDY AGAINST PURCHASER, BOTH AT LAW AND IN EQUITY, ARISING FROM OR RELATED TO A BREACH BY PURCHASER OF ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT, OTHER THAN WITH RESPECT TO PURCHASER'S INDEMNITY AND CONFIDENTIALITY OBLIGATIONS HEREUNDER.

10.2. Seller Default. If a Seller, prior to the Closing, defaults in its covenants, or obligations under this Contract, including to sell its Property as required by this Contract and such default continues for more than 10 days after written notice from Purchaser, then, at Purchaser's election and as Purchaser's sole and exclusive remedy, Purchaser may either (a) subject to the Conditions below, seek specific performance of the defaulting Seller's obligations to deliver its Deed pursuant to this Contract (but not damages), or (b) give a Termination Notice to Sellers' Representative of Purchaser's decision to terminate this Contract for the Property for which there was such a default and receive a return of the Applicable Share of the Deposit from the Escrow Agent. If Sellers' Representative receives a Termination Notice, Sellers' Representative may, within 3 Business Days after receiving the Termination Notice, give Purchaser a Reinstatement Notice that Purchaser either must purchase all of the Properties or terminate this Contract for all of the Properties. Purchaser shall, within 3 Business Days after receiving a Reinstatement Notice, give Sellers' Representative notice of whether it desires to purchase all of the Properties or terminate this Contract in its entirety; Purchaser's failure to provide Sellers' Representative notice that it desires to terminate this Contract in its entirety shall be deemed Purchaser's decision to purchase all of the Properties. If this Contract is terminated in whole or in part, Purchaser shall recover the Applicable Share of Deposit for the terminated Properties and Purchaser may recover, as its sole recoverable damages (but without limiting its right to receive a refund of the Applicable Share of the Deposit), its direct and actual out-of-pocket expenses and costs (documented by paid invoices to third parties) in connection with the Properties for which this Contract has been terminated, which damages shall not exceed $35,000 per terminated Property. Purchaser may seek specific performance of defaulting Seller's obligation to deliver the Deed pursuant to this Contract only if, as a condition precedent to initiating such litigation for specific performance, Purchaser first shall (i) deliver the total Purchase Price and all Purchaser Closing documents to Escrow Agent in accordance with the requirements of this Contract, including, without limitation, Section 2.2.4 and 53; (ii) not otherwise be in default under this Contract; and (iii) file suit therefor with the court on or before the 90th day after the Closing Date. If this Contract is terminated in whole or in part, Purchaser agrees that it shall promptly deliver to each Seller an assignment of all of Purchaser's right, title and interest in and to (together with possession of) all plans, studies, surveys, reports, and other materials paid for with the out-of-pocket expenses reimbursed by Sellers pursuant to the foregoing sentence. SELLERS AND PURCHASER FURTHER AGREE THAT THIS SECTION 10.2 IS INTENDED TO AND DOES LIMIT THE AMOUNT OF DAMAGES DUE PURCHASER AND THE REMEDIES AVAILABLE TO PURCHASER, AND SHALL BE PURCHASER'S EXCLUSIVE REMEDY AGAINST SELLERS, BOTH AT LAW AND IN EQUITY ARISING FROM OR RELATED TO A BREACH BY ANY SELLER OF ITS REPRESENTATIONS, WARRANTIES, OR COVENANTS OR ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT. UNDER NO CIRCUMSTANCES MAY PURCHASER SEEK OR BE ENTITLED TO RECOVER ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, SPECULATIVE OR INDIRECT DAMAGES, ALL OF WHICH PURCHASER SPECIFICALLY WAIVES, FROM SELLERS FOR ANY BREACH BY A SELLER, OF ITS REPRESENTATIONS, WARRANTIES OR COVENANTS OR ITS OBLIGATIONS UNDER THIS CONTRACT. PURCHASER SPECIFICALLY WAIVES THE RIGHT TO FILE ANY LIS PENDENS OR ANY LIEN AGAINST ANY PROPERTY UNLESS AND UNTIL IT HAS IRREVOCABLY ELECTED TO SEEK SPECIFIC PERFORMANCE OF THIS CONTRACT AND HAS FILED AN ACTION SEEKING SUCH REMEDY.

ARTICLE XI
RISK OF LOSS OR CASUALTY

11.1. Major Damage. If a Property is damaged or destroyed by fire or other casualty prior to Closing, and the cost of repair is more than $250,000, then the applicable Seller shall have no obligation to repair such damage or destruction and shall notify Purchaser in writing of such damage or destruction (the "Damage Notice"). Within 10 days after Purchaser's receipt of the Damage Notice, Purchaser may elect at its option to give a Termination Notice for the damaged Property to Sellers' Representative. If Sellers' Representative receives a Termination Notice, Sellers' Representative may, within 3 Business Days after receiving the Termination Notice, give Purchaser a Reinstatement Notice that Purchaser either must purchase all of the Properties or terminate this Contract for all of the Properties. Purchaser shall, within 3 Business Days after receiving a Reinstatement Notice, give Sellers' Representative notice of whether it desires to purchase all of the Properties or terminate this Contract in its entirety; Purchaser's failure to provide Sellers' Representative notice that it desires to terminate this Contract in its entirety shall be deemed Purchaser's decision to purchase all of the Properties. If this Contract is not terminated, this transaction shall be closed in accordance with the terms of this Contract for the full Purchase Price for the damaged Property notwithstanding any such damage or destruction, and Purchaser shall, at Closing, execute and deliver an assignment and assumption (in a form reasonably required by the applicable Seller) of such Seller's rights and obligations with respect to the insurance claim and related to such casualty, and thereafter Purchaser shall receive all remaining insurance proceeds pertaining to such claim (plus a credit against the applicable Purchase Price at Closing in the amount of any deductible payable by the applicable Seller in connection therewith and not spent by such Seller for demolition, site cleaning, restoration or other repairs). If this Contract is terminated in whole or in part from such damage, Purchaser shall recover the Applicable Share of the Deposit for the terminated Properties.

11.2. Minor Damage. If a Property is damaged or destroyed by fire or other casualty prior to the Closing, and the cost of repair is equal to or less than $250,000, this transaction shall be closed in accordance with the terms of this Contract, notwithstanding the damage or destruction; provided, however, the applicable Seller shall make such repairs to the extent of any recovery from insurance carried on such Property if such repairs can be reasonably effected before the Closing. Subject to Section 11.3, if the applicable Seller is unable to effect such repairs prior to Closing, then Purchaser shall, at Closing, execute and deliver an assignment and assumption (in a form reasonably required by the applicable Seller) of such Seller's rights and obligations with respect to the insurance claim and related to such casualty, and thereafter Purchase shall receive all remaining insurance proceeds pertaining to such claim (plus a credit at Closing against the applicable Purchase Price for the damaged Property in the amount of any deductible payable by the applicable Seller in connection therewith and not spent by such Seller for demolition, site cleaning, restoration or other repairs).

11.3. Repairs. To the extent that a Seller elects to commence any repair, replacement or restoration of its damaged Property prior to Closing, then such Seller shall be entitled to receive and apply available insurance proceeds to any portion of such repair, replacement or restoration completed or installed prior to Closing, with Purchaser being responsible for completion of such repair, replacement or restoration after Closing from the balance of any available insurance proceeds. To the extent that any repair, replacement or restoration of a casualty has been commenced by the applicable Seller prior to Closing, then the Property Contracts for such Property shall include, and Purchaser shall assume at Closing, all construction and other contracts entered into by such Seller in connection with such repair, replacement or restoration.

ARTICLE XII EMINENT DOMAIN

12.1. Eminent Domain. If, at the time of Closing, any material part of a Property is (or previously has been) acquired, or is about to be acquired, by any governmental agency by the powers of eminent domain or transfer in lieu thereof (or in the event that at such time there is any notice of any such acquisition or intent to acquire by any such governmental agency), Purchaser shall have the right, at Purchaser's option, to give a Termination Notice to Sellers' Representative for the Property for which there was such a condemnation. If Sellers'

Representative receives a Termination Notice, Sellers' Representative may, within 3 Business Days after receiving the Termination Notice, give Purchaser a Reinstatement Notice that Purchaser either must purchase all of the Properties or terminate this Contract for all of the Properties. Purchaser shall, within 3 Business Days after receiving a Reinstatement Notice, give Sellers' Representative written notice of whether it desires to purchase all of the Properties or terminate this Contract in its entirety; Purchaser's failure to provide Sellers' Representative with written notice that it desires to terminate this Contract in its entirety shall be deemed Purchaser's decision to purchase all of the Properties. If this Contract is not terminated, this transaction shall be closed in accordance with the terms of this Contract for the full Purchase Price for the affected Property and Purchaser shall receive the full benefit of any condemnation award. It is expressly agreed between the parties hereto that this section shall in no way apply to customary dedications for public purposes which may be necessary for the development of a Property. If this Contract is terminated in whole or in part from such condemnation, Purchaser shall recover the Applicable Share of the Deposit for the terminated Properties.

ARTICLE XIII
MISCELLANEOUS

13.1. Binding Effect of Contract. This Contract shall not be binding on any party until executed by both Purchaser and all Sellers. Neither the Escrow Agent's nor the Broker's execution of this Contract shall be a prerequisite to its effectiveness. Subject to Section 13.3, this Contract shall be binding upon and insure to the benefit of Sellers and Purchaser, and their respective successors, heirs and permitted assigns.

13.2. Exhibits and Schedules. All Exhibits and Schedules, whether or not annexed hereto, are a part of this Contract for all purposes.

13.3. Assignability. Except to the extent required to comply with the provisions of Section 13.18 related to a 1031 Exchange, this Contract is not assignable by Purchaser without first obtaining the prior written approval of the Sellers' Representative. Notwithstanding the foregoing, Purchaser may assign this Contract, without first obtaining the prior written approval of the Sellers' Representative, to one or more entities so long as (a) Purchaser is the managing member of, managing general partner of or otherwise holds a controlling interest in the purchasing entity(ies), (b) Purchaser is not released from its liability hereunder, and (c) Purchaser provides written notice to Sellers' Representative of any proposed assignment no later than 10 days prior to the Closing Date. As used herein, an affiliate is a person or entity controlled by, under common control with, or controlling another person or entity.

13.4. Captions. The captions, headings, and arrangements used in this Contract are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.

13.5. Number and Gender of Words. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

13.6. Notices. All notices, demands, requests and other communications required or permitted hereunder shall be in writing, and shall be (a) personally delivered with a written receipt of delivery; (b) sent by a nationally recognized overnight delivery service requiring a written acknowledgement of receipt or providing a certification of delivery or attempted delivery; (c) sent by certified or registered mail, return receipt requested; or (d) sent by confirmed facsimile transmission or electronic delivery with an original copy thereof transmitted to the recipient by one of the means described in subsections (a) through (c) no later than 3 Business Days thereafter. All notices shall be deemed effective when actually delivered as documented in a delivery receipt; provided, however, that if the notice was sent by overnight courier or mail as aforesaid and is affirmatively refused or cannot be delivered during customary business hours by reason of the absence of a signatory to acknowledge receipt, or by reason of a change of address with respect to which the addressor did not have either knowledge or written notice delivered in accordance with this paragraph, then the first attempted delivery shall be deemed to constitute delivery. Each party shall be entitled to change its address for notices from time to time by delivering to the other party notice thereof in the manner herein provided for the delivery of notices. All notices shall be sent to the addressee at its address set forth following its name below:

To Purchaser:

Hamilton Zanze & Company
c/o Kurt Houtkooper
addressStreet37 Graham Street
addressStreetSuite 200B
CityplaceSan Francisco, StateCalifornia PostalCode94129
Telephone: 415-561-6800 x 109
Facsimile: 415-561-6801

with a copy to:

Craig P. Wood, Esq.
Foley & Lardner, LLP
addressStreet555 South Flower Street Suite 3500
placeCityLos Angeles, StateCA PostalCode90071
Telephone: 213-972-4555
Facsimile: 213-486-0065

To any Seller or Sellers' Representative: c/o AIMCO
4582 South Ulster Street Parkway
Suite 1100
Denver, Colorado 80237 Attention: Mark Reoch Telephone: 303-691-4337 Facsimile: 303-300-3261

                And:

c/o AIMCO
4582 South Ulster Street Parkway
Suite 1100
Denver, Colorado 80237 Attention: Mr. Hwy Alcock Telephone: 303-691-4344 Facsimile: 303-300-3282

with copy to:

John Spiegleman, Esq. Senior Vice President AIMCO
4582 South Ulster Street Parkway
Suite 1100
Denver, Colorado 80237 Telephone: 303-691-4303 Facsimile: 303-300-3260

and a copy to:

Cushman & Wakefield 1050 17th Street Suite 1400
Denver, Colorado 80265 Attention: Pat Stucker Telephone: 303-813-6407 Facsimile: 303-813-6499

and a copy to:

Ballard Spahr Andrews & Ingersoll, LLP
1225 17th Street, Suite 2300 Denver, Colorado 80202-5596 Attention: Beverly J. Quail, Esq. or
Alicia B. Clark, Esq.
Telephone: 303-292-2400
Facsimile: 303-296-3956

Any notice required hereunder to be delivered to the Escrow Agent shall be delivered in accordance with above provisions as follows:

Fidelity National Title Insurance Company
Major Accounts Division
8450 E. Crescent Parkway, Suite 410
Greenwood Village, CO 80111
Attention: Valena Bloomquist
Telephone: 303-244-9198
Facsimile: 720-489-7593

Unless specifically required to be delivered to the Escrow Agent pursuant to the terms of this Contract, no notice hereunder must be delivered to the Escrow Agent in order to be effective so long as it is delivered to the other party in accordance with the above provisions.

13.7. Governing Law and Venue. The laws of the State of Colorado shall govern the validity, construction, enforcement, and interpretation of this Contract, unless otherwise specified herein except for the conflict of laws provisions thereof. Subject to Section 13.24, all claims, disputes and other matters in question arising out of or relating to this Contract, or the breach thereof, shall be decided by proceedings instituted and litigated in a court of competent jurisdiction in the state in which the Property is situated, and the parties hereto expressly consent to the venue and jurisdiction of such court.

13.8. Entire Agreement. This Contract embodies the entire Contract between the parties hereto concerning the subject matter hereof and supersedes all prior conversations, proposals, negotiations, understandings and agreements, whether written or oral.

13.9. Amendments. This Contract shall not be amended, altered, changed, modified, supplemented or rescinded in any manner except by a written contract executed by all of the parties; provided, however, that, (a) the signature of the Escrow Agent shall not be required as to any amendment of this Contract other than an amendment of Section 2.3, and (b) the signature of the Broker shall not be required as to any amendment of this Contract.

13.10. Severability,. If any part of this Contract shall be held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be reformed, and enforced to the maximum extent permitted by law. If such provision cannot be reformed, it shall be severed from this Contract and the remaining portions of this Contract shall be valid and enforceable.

13.11. Multiple Counterparts/Facsimile Signatures. This Contract may be executed in a number of identical counterparts. This Contract may be executed by facsimile signatures or electronic delivery of signatures which shall be binding on the parties hereto, with original signatures to be delivered as soon as reasonably practical thereafter.

13.12. Construction. No provision of this Contract shall be construed in favor of, or against, any particular party by reason of any presumption with respect to the drafting of this Contract; both parties, being represented by counsel, having fully participated in the negotiation of this instrument.

13.13. Confidentiality. Purchaser shall not disclose the terms and conditions contained in this Contract and shall keep the same confidential, provided that Purchaser may disclose the terms and conditions of this Contract (a) as required by law, (b) to consummate the terms of this Contract, or any financing relating thereto, or (c) to Purchaser's or Sellers' lenders, attorneys and accountants. Any information obtained by Purchaser in the course of its inspection of the Properties, and any Materials provided by Sellers to Purchaser hereunder, shall be confidential and Purchaser shall be prohibited from making such information public to any other person or entity other than its Consultants, without the prior written authorization of Sellers' Representative, which may be granted or denied in the sole discretion of Sellers' Representative. In addition, Purchaser shall use its reasonable efforts to prevent its Consultants from divulging any such confidential information to any unrelated third parties except as reasonably necessary to third parties engaged by Purchaser for the limited purpose of analyzing and investigating such information for the purpose of consummating the transaction contemplated by this Contract. Unless and until the Closing occurs, Purchaser shall not market any of the Properties (or any portion thereof) to any prospective purchaser or lessee without the prior written consent of Sellers' Representative, which consent may be withheld in Sellers' Representative's sole discretion. Notwithstanding the provisions of Section 13.18, Purchaser agrees that the covenants, restrictions and agreements of Purchaser contained in any confidentiality agreement executed by Purchaser prior to the Effective Date shall survive the execution of this Contract and shall not be superseded hereby.

13.14. Time of the Essence. It is expressly agreed by the parties hereto that time is of the essence with respect to this Contract.

13.15. Waiver. No delay or omission to exercise any right or power accruing upon any default, omission, or failure of performance hereunder shall impair any right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. No waiver, amendment, release, or modification of this Contract shall be established by conduct, custom, or course of dealing and all waivers must be in writing and signed by the waiving party.

13.16. Attorneys Fees. In the event either party hereto commences litigation or arbitration against the other to enforce its rights hereunder, the prevailing party in such litigation shall be entitled to recover from the other party its reasonable attorneys' fees and expenses incidental to such litigation and arbitration, including the cost of in-house counsel and any appeals.

13.17. Time Zone/Time Periods. Any reference in this Contract to a specific time shall refer to the time in the time zone where the Escrow Agent is located. (For example, a reference to 3:00 p.m. refers to 3:00 p.m. Mountain Time if the Escrow Agent is located in Denver, CO.) Should the last day of a time period fall on a weekend or legal holiday, the next Business Day thereafter shall be considered the end of the time period.

13.18. 1031 Exchange. Sellers and Purchaser acknowledge and agree that the purchase and sale of each Property may be part of a tax-free exchange for either Purchaser or a Seller pursuant to Section 1031 of the Code, the regulations promulgated thereunder, revenue procedures, pronouncements and other guidance issued by the Internal Revenue Service. Each party hereby agrees to cooperate with each other and take all reasonable steps on or before the Closing Date to facilitate such exchange if requested by the other party, provided that (a) no party making such accommodation shall be required to acquire any substitute property, (b) such exchange shall not affect the representations, warranties, liabilities and obligations of the parties to each other under this Contract, (c) no party making such accommodation shall incur any additional cost, expense or liability in connection with such exchange (other than expenses of reviewing and executing documents required in connection with such exchange), and (d) no dates in this Contract will be extended as a result thereof, except as specifically provided herein. Notwithstanding anything in this Section 13.18 to the contrary, any Seller shall have the right to extend the Closing Date (except if the Closing Date has been previously extended pursuant to Section 5.1) for up to 30 days in order to facilitate a tax-free exchange pursuant to this Section 13.18, and to obtain all documentation in connection therewith. If Sellers elect to extend the Closing Date as provided above, Seller's Representative shall deliver written notice thereof to Purchaser not less than 10 Business Days prior to the originally scheduled Closing Date.

13.19. No Personal Liability of Officers, Trustees or Directors of Seller's Partners. Purchaser agrees that none of any Seller's Indemnified Parties shall have any personal liability under this Contract or any document executed in connection with the transactions contemplated by this Contract.

13.20. [Intentionally left blank]

13.21. ADA Disclosure. Purchaser acknowledges that the Properties may be subject to the federal Americans With Disabilities Act (the "ADA") and the federal Fair Housing Act (the "FHA"). The ADA requires, among other matters, that tenants and/or owners of "public accommodations" remove barriers in order to make a property accessible to disabled persons and provide auxiliary aids and services for hearing, vision or speech impaired persons. Sellers make no warranty, representation or guarantee of any type or kind with respect to any Property's compliance with the ADA or the FHA (or any similar state or local law), and Sellers expressly disclaim any such representations. Nothing contained in this Section 13.21 shall be deemed to limit or otherwise modify the Seller's Representations set forth in Section 6.1.4 above.

            13.22. No Recording. Purchaser shall not cause or allow this Contract or any contract or other document related hereto, nor any memorandum or other evidence hereof, to be recorded or become a public record without the prior written consent of Sellers' Representative, which consent may be withheld in the sole discretion of Sellers' Representative. If the Purchaser records this Contract or any other memorandum or evidence thereof, Purchaser shall be in default of its obligations under this Contract. Purchaser hereby appoints the Sellers' Representative as Purchaser's attorney-in-fact to prepare and record any documents necessary to effect the nullification and release of the contract or other memorandum or evidence thereof from the public records. This appointment shall be coupled with an interest and irrevocable.

13.23. Relationship of Parties. Purchaser and Sellers acknowledge and agree that the relationship established between the parties pursuant to this Contract is only that of a seller and a purchaser of property. Neither Purchaser nor Sellers is, nor shall either hold itself out to be, the agent, employee, joint venturer or partner of the other party.

13.24. Dispute Resolution. Any controversy, dispute, or claim of any nature arising out of, in connection with, or in relation to the interpretation, performance, enforcement or breach of this Contract (and any closing document executed in connection herewith), including any claim based on contract, tort or statute, shall be resolved at the written request of any party to this Contract by binding arbitration. The arbitration shall be administered in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association. Any matter to be settled by arbitration shall be submitted to the American Arbitration Association in the state in which the Property is located. The parties shall attempt to designate one arbitrator from the American Arbitration Association. If they are unable to do so within 30 days after written demand therefor, then the American Arbitration Association shall designate an arbitrator. The arbitration shall be final and binding, and enforceable in any court of competent jurisdiction. The arbitrator shall award attorneys' fees (including those of in-house counsel) and costs to the prevailing party and charge the cost of arbitration to the party which is not the prevailing party. Notwithstanding anything herein to the contrary, this Section 13.24 shall not prevent Purchaser or Sellers from seeking and obtaining equitable relief on a temporary or permanent basis, including, without limitation, a temporary restraining order, a preliminary or permanent injunction or similar equitable relief, from a court of competent jurisdiction located in the state in which the Property is located (to which all parties hereto consent to venue and jurisdiction) by instituting a legal action or other court proceeding in order to protect or enforce the rights of such party under this Contract or to prevent irreparable harm and injury. The court's jurisdiction over any such equitable matter, however, shall be expressly limited only to the temporary, preliminary, or permanent equitable relief sought; all other claims initiated under this Contract between the parties hereto shall be determined through final and binding arbitration in accordance with this Section 13.24.

13.25. AIMCO Marks. Purchaser agrees that Sellers, the Property Manager or AIMCO, or their respective affiliates, are the sole owners of all right, title and interest in and to the AIMCO Marks (or have the right to use such AIMCO Marks pursuant to license agreements with third parties) and that no right, title or interest in or to the AIMCO Marks is granted, transferred, assigned or conveyed as a result of this Contract. Purchaser further agrees that Purchaser will not use the AIMCO Marks for any purpose.

            13.26. Non-Solicitation of Employees. Prior to the expiration of the Feasibility Period, Purchaser acknowledges and agrees that, without the express written consent of Sellers' Representative, neither Purchaser nor any of Purchaser's employees, affiliates or agents shall solicit any of Seller's employees or any employees located at any Property (or any of any Seller's affiliates' employees located at any property owned by such affiliates) for potential employment.

13.27. Survival. Except for (a) all of the provisions of this Article XIII (other than Section 13.18 and J3.20) and (b) Sections 2.3, 3.3, 3.4, 3.5, 4.9, 5.4, 5.5, 6.2, 6.5, 9.1, 11.3, 14.1, 14.2, 14.3 and 14.4; (c) any other provisions in this Contract, that by their express terms survive the termination or Closing, and (d) any payment obligation of Purchaser under this Contract (the foregoing (a), (b), (c) and (d) referred to herein as the "Survival Provisions"), none of the terms and provisions of this Contract shall survive the termination of this Contract, and, if the Contract is not so terminated, all of the terms and provisions of this Contract (other than the Survival Provisions, which shall survive the Closing) shall be merged into the Closing documents and shall not survive Closing.

13.28. Multiple Purchasers. As used in this Contract, the term "Purchaser" means all entities acquiring any interest in any Properties at the Closing, including, without limitation, any assignee(s) of the original Purchaser pursuant to Section 13.3 of this Contract. In the event that "Purchaser" has any obligations or makes any covenants, representations or warranties under this Contract, the same shall be made jointly and severally by all entities being a Purchaser hereunder.

13.29. Sellers' Several Obligations. Purchaser agrees that, notwithstanding any other provision of this Contract to the contrary, the representations, warranties, obligations, and covenants of each Seller are individual and several, and not joint and several, and that each Seller is responsible and liable only for its own Property and its own representations, warranties, obligations, and covenants. Purchaser agrees that it shall look solely to the applicable Seller for any amount due hereunder or, obligation owed hereunder, and further waives any and all claims against any other party or Property for payment or performance of the same, including, without limitation, any other Seller or AIMCO, or any partner, member, manager, shareholder, director, officer, employee, affiliate, representative or agent of any Seller or AIMCO.

13.30. Obligation to Close on all Properties,. Except as expressly set forth in this Contract, Purchaser's obligation to purchase the Properties is not severable and Purchaser must purchase all of the Properties. Similarly, except as expressly set forth in this Contract, Sellers' obligations to sell the Properties are not severable and Sellers must sell all of the Properties to Purchaser.

ARTICLE XIV
LEAD-BASED PAINT DISCLOSURE

14.1. Disclosure. Sellers and Purchaser hereby acknowledge delivery of the Lead Based Paint Disclosure attached as Exhibit H hereto.

14.2. Consent Agreement - Pre-1978 - Not Certified. The provisions of this Section 14.2 apply to those properties identified on the Seller Information Schedule as "Pre 1978, Not Certified." Using reasonable and customary efforts, the applicable Seller shall (a)

perform any testing (the "Testing") required at its Property with respect to lead-based paint in accordance with the requirements of the Consent Agreement (the "Consent Agreement") by and among the United States Environmental Protection Agency (executed December 19, 2001), the United States Department of Housing and Urban Development (executed January 2, 2002), and AIMCO (executed December 18, 2001), and (b) if required under the Consent Agreement, as determined by such Seller and its counsel in their sole and absolute discretion, remediate or abate (the "Remediation") any lead-based paint condition at such Property prior to the Closing using reasonable and customary efforts. In the event that such Seller does not complete such Testing or Remediation, if any is required under the Consent Agreement, prior to the Closing, such Seller shall initiate, continue or complete such Testing or Remediation, if any is required under the Consent Agreement, promptly after Closing. Purchaser shall provide such Seller with full and unimpeded access to its Property, including, without limitation, access to all units located thereon, for the purposes of completing such Testing or Remediation, if any is required under the Consent Agreement, and Purchaser shall fully cooperate with such Seller regarding, and allow such Seller to perform, such Testing or Remediation, if any is required under the Consent Agreement, as determined by such Seller and its counsel in their sole and absolute discretion, including, without limitation, allowing any alterations to such Property, to comply with the Consent Agreement, until such time as such Testing or Remediation, if any is required under the Consent Agreement, has been completed. Seller shall provide 24 hours' notice to Purchaser in the event that access to a unit is required to perform such Testing or Remediation, if any is required under the Consent Agreement; provided, however, such Seller's obligations hereunder after Closing shall be contingent on Purchaser's compliance herewith, and such Seller shall be relieved of all liability and obligations regarding such Testing or Remediation or otherwise under the Consent Agreement, if any is required under the Consent Agreement, as a result of any failure by Purchaser to comply with this Section 14.2. Purchaser acknowledges and agrees that (1) after Closing, the Purchaser and the applicable Property shall be subject to the Consent Agreement and the provisions contained herein related thereto; (2) after Closing, Purchaser agrees to undertake the obligations required by the Consent Agreement; (3) such Seller will need necessary access to the applicable Property to comply with the requirements of the Consent Agreement; (4) Purchaser will provide such access to such Property after Closing so that such Seller can comply with the requirements of the Consent Agreement; and (5) Purchaser shall not be deemed to be a third party beneficiary to the Consent Agreement. By execution hereof, Purchaser further acknowledges receipt of notice in writing of the existence of the Consent Agreement and receipt of a copy thereof.

14.3. Consent Agreement -- Pre-1978 Certified. The provisions of this Section 14.3, apply to those Properties identified on the Seller Information Schedule as "Pre-1978-Certified." Testing has been performed at each Property identified as "Pre-1978, Certified" with respect to lead-based paint. The "LBP Consultant" identified on the Seller Information Schedule prepared the Report with respect to the Property identified therein. A copy of each report will be provided to Purchaser with the Materials. Each Report certifies the respective Property as lead based paint free. By execution hereof, Purchaser acknowledges receipt of a copy of the Reports, the Lead-Based Paint Disclosure Statement attached hereto as Exhibit H, and acknowledges receipt of the Consent Agreement. Because the applicable Property has been certified as lead based paint free, the applicable Seller is not required under the Consent Agreement to remediate or abate any lead-based paint condition at its Property prior to the Closing. Purchaser acknowledges and agrees that (1) after Closing, Purchaser and the applicable Property shall be subject to the

Consent Agreement and the provisions contained herein related thereto and (2) Purchaser shall not be deemed to be a third party beneficiary to the Consent Agreement.

14.4. Consent Agreement - Pre-1978-LBP, But No LBP Hazards. The provisions of this Section 14.4 apply to those Properties identified on the Seller Information Schedule as "Pre 1978, Lead-Based Paint Present, No Lead-Based Hazard." Testing has been performed at the applicable Property with respect to lead-based paint. The "LBP Consultant" identified on the Seller Information Schedule prepared the Report with respect to the Property identified therein. A copy of the Report with respect to the Property will provided to Purchaser with the Materials. The Report certifies the applicable Property as free of (a) lead based hazards, (b) dust lead hazards and (c) soil lead hazards. By execution hereof, Purchaser acknowledges receipt of a copy of the Report, the Lead-Based Paint Disclosure Statement attached hereto as Exhibit H, and the Consent Agreement. Because the applicable Property has been certified as free of (x) lead based hazards, (y) dust lead hazards and (z) soil lead hazards, the applicable Seller is not required under the Consent Agreement to remediate or abate any lead-based paint condition at such Property prior to the Closing. Purchaser acknowledges and agrees that (1) after Closing, the Purchaser and the applicable Property shall be subject to the Consent Agreement and the provisions contained herein related thereto and (2) Purchaser shall not be deemed to be a third party beneficiary to the Consent Agreement.

[Remainder of Page Intentionally Left Blank]

NOW, THEREFORE, the parties hereto have executed this Contract as of the date first set forth above.

Seller:

ASPEN POINT, L.P.,

a Delaware limited partnership

By: AIMCO PAVILION, G.P., L.L.C.,

a Delaware limited liability company, its general partner

By: AIMCO PROPERTIES, L.P.,

a Delaware limited partnership, its member

By: AE CO-GP, INC.,

a Delaware corporation, its general partner

By:  /s/Brian J. Bornhorst

Name:  Brian J. Bornhorst
Title:  Vice President

CCP IV ASSOCIATES, LTD. , a Texas limited partnership

By: CCP/IV RESIDENTIAL GP, L.L.C.,

a South Carolina limited liability company, its general partner

By: CONSOLIDATED CAPITAL PROPERTIES IV,

a California limited partnership, its manager

By: CONCAP EQUITIES, INC.,

a Delaware corporation, its general partner

By:  /s/Brian J. Bornhorst

Name:  Brian J. Bornhorst

Title:  Vice President

MOUNTAIN RUN, L.P.,

a Delaware limited partnership

By: AIMCO PAVILION, G.P., L.L.C.,

a Delaware limited liability company, its general partner

By: AIMCO PROPERTIES, L.P.,

a Delaware limited partnership, its member

By: AIMCO-GP, INC.,

a Delaware corporation, its general partner

By:    /s/Brian J. Bornhorst

Name:  Brian J. Bornhorst

Title:  Vice President

Purchaser:

HAMILTON ZANZE & COMPANY, a California corporation

By:  /s/Tony Zanze

Name:  Tony Zanze
Title:  CFO